AGREEMENT OF PURCHASE AND SALE
This Agreement made as of March 20, 2013, between,
1604718 ONTARIO LTD. and LEADER RESOURCES SERVICES CORP.
(collectively, the “Purchaser”)

-and-
SCHNEIDER POWER INC.
(the “Vendor”)

WHEREAS the Vendor and Purchaser have agreed to enter this Agreement to set forth the terms whereby the Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Purchased Assets (as hereinafter defined).
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1-
INTERPRETATION

1.1	Definitions
The terms defined herein shall have, for all purposes of this agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:
“Aboriginal Group” includes any Indian or Indian Band (as those terms are defined in the Indian Act (Canada)), First Nation, Aboriginal person or people, native person or people, indigenous person or people, Métis person or people and any Person representing, or purporting to represent, any of the foregoing;
“Acceptance Date” means the date on which this Agreement is duly signed by both the Vendor and the Purchaser and delivered to each of the Vendor and Purchaser;
“Adjustment Date” means 11:59 p.m. on the day preceding the Closing Date;

“Adjustments” means the adjustments to the Purchase Price provided for and determined pursuant to Section 2.5(b), Section 3.2 and Section 3.3;
“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policies/business or affairs of a Person whether through the ownership of voting securities or otherwise provided that if two or more Persons possess equal power to direct the management and policies/business or affairs of a Person, each of such Persons shall be deemed to control such Person;
“Agreement” means this agreement of purchase and sale and the schedules attached hereto, as amended from time to time; “Article”, “Section” and “Subsection” mean and refer to the specified article, section and subsection of this Agreement;
“Applicable Laws” means with respect to any Person, the Property, transaction or event, all laws, by-laws, rules, regulations, orders, judgments, decrees, decisions or other requirements having the force of law in existence as at the Closing Date, in each case of any Governmental Authority, relating to or applicable to such Person, the Property, transaction or event;
“Asset Purchase Agreement” means the asset purchase agreement between the Purchaser and dated as of March 20, 2013;
“Business Day” means any day, other than a Saturday or Sunday, on which the principal banks in Toronto, Ontario are open for commercial banking business during normal banking hours;
“Claims” includes claims, demands, complaints, actions, suits, causes of action, assessments or reassessments, charges, judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, including incidental and consequential damages, loss of value, professional fees, including fees of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;
“Closing” means the closing and consummation of this Agreement and the transactions contemplated herein, including the payment of the Purchase Price and the delivery of the Closing Documents, on the Closing Date at the offices of the Vendor’s Solicitor;
“Closing Date” has the meaning set out in Section 3.3;
“Closing Documents” means the agreements, instruments and other documents to be delivered by the Vendor to the Purchaser pursuant to Section 5.1 and the agreements, instruments and other documents to be delivered by the Purchaser to the Vendor pursuant to Section 5.2;

“Confidential Information” has the meaning ascribed thereto in Section 2.7(a);
“Contracts” means the contracts listed in Schedule “D”;
“Deed” has the meaning ascribed thereto in Section 5.1(a);
“DRA” has the meaning ascribed thereto in Section 5.3;
“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim or other encumbrance of any kind or character whatsoever;
“Environmental Law” means any federal, provincial, municipal or local statute, law (including common and civil law), regulation or other requirement, or any judgment, order, injunction, decision, direction, determination, award, regulatory policy, practice, ruling, interpretation, guideline or directive issued by any Canadian Governmental Authority or any permit (in each case whether or not having the force of law) relating to the protection of the environment or natural resources, the handling, transportation, Release of, or exposure to, Hazardous Substances and health and safety matters;
“Environmental Reports” means the environmental reports listed in Schedule “E”.
“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity:

(a)	having jurisdiction on behalf of any nation, province, state or other geographic or political subdivision thereof; or

(b)	exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;
“Hazardous Substances” means any contaminants, pollutants, substances or materials that, when released into the natural environment, could cause, at some immediate or future time, harm or degradation to the natural environment or risk to human health, provided such contaminants, pollutants, substances or materials are prohibited, controlled or regulated by any Governmental Authority, and includes any “contaminants”, “dangerous substances”, “hazardous materials”, “hazardous substances”, “hazardous wastes”, “industrial wastes”, “liquid wastes”, “pollutants” and “toxic substances” as defined in, referred to or contemplated in any Environmental Laws;
“HST” means the harmonized goods and services tax imposed under Part IX of the Excise Tax Act (Canada);
“HST Undertaking and Indemnity” means the HST undertaking and indemnity in substantially the form attached hereto as Schedule “C”;

“including” means “including without limitation” or “including, not to limit the generality of the foregoing”, as the context requires;
“Interim Period” means the period between the Acceptance Date and the Closing Date;
“Lands” means that real property described legally in Schedule “A” attached hereto;
“Legal Proceedings” means any court, administrative, regulatory or similar proceeding; arbitration or other dispute settlement procedure; enforcement or realization actions and proceedings under security; or any similar matter or proceeding, including actions, applications, demands, disputes or claims in respect of any of the foregoing;
“Material Adverse Change” means, with respect to the Purchased Assets, any fact, event, change, development, claim, omission or occurrence that, individually or together with any other fact, event, change, development, claim, omission or occurrence, affects the Purchased Assets or the business, affairs or operations in respect thereof, or any aspect of same, including its condition (financial or otherwise), results of operations, assets, obligations, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), in a manner that is materially adverse thereto, or that could be reasonably expected to do so, except to the extent resulting from (i) changes in general local, domestic, foreign, or international economic conditions, (ii) changes in business or economic conditions affecting the power industry generally; or (iii) any changes in Applicable Laws or accounting rules or principles.
“Notice” has the meaning set out in Section 7.14;
“Permitted Encumbrances” means the encumbrances and other matters affecting title to the Purchased Assets set out in Schedule “B” attached hereto;
“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate or Governmental Authority and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;
“Project” means the 1.6 megawatt wind powered electricity generation project known as the Providence Bay Wind Farm owned and operated by Schneider Power Providence Bay Inc. in and on the Property;
“Property” means, collectively, the Lands, and all improvements made thereon and thereto;
“Purchased Assets” means the Vendor’s legal and beneficial interest in and to:

(a)	the Property;

(b)	all chattels owned by the Vendor and located on or used in connection with the Property; and

(c)	all rights in the Contracts;
“Purchase Price” means in respect of the Purchased Assets the amount of $340,000, subject to adjustment as provided for herein and exclusive of any applicable taxes;
“Purchaser’s Solicitors” means the firm of Gardiner Roberts LLP;
“Registry Office” means the Land Registry Office for the Land Titles Division of Manitoulin (No.31);
“Release” means, in addition to the meaning given to it under any Environmental Laws, any release, spill, leak, pumping, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage or placement;
“TERS” has the meaning given to it in Section 5.3;
“Vendor’s Knowledge” means the actual knowledge of Thomas Schneider and Wayne Curtis, after making such inquiries as reasonable in the circumstances, and the actual knowledge of and Chandru Sharoff (Director of Finance, Quantum Fuel Systems Technologies Worldwide, Inc.), without having made any inquiries; and
“Vendor’s Solicitors” means the firm of Heenan Blaikie LLP.

1.2	Schedules
The following schedules attached hereto form part of this Agreement:
Schedule A    -    Legal Descriptions of Lands
Schedule B    -    Permitted Encumbrances
Schedule C    -    Form of HST Undertaking and Indemnity
Schedule D    -    Contracts
Schedule E    -    Environmental Reports
Schedule F    -    Notices

Any information disclosed on the schedules in respect of any section or subsection of this Agreement will be deemed disclosed with respect to such other sections or subsections of this Agreement to which such information, on its face, would pertain in light of the form and substance of the disclosure made.
ARTICLE 2    -
AGREEMENT OF PURCHASE AND SALE

2.1	Purchase and Sale of Property
Upon and subject to the terms and conditions of this Agreement, the Vendor agrees to sell, assign, set over, and convey and the Purchaser agrees to purchase, acquire and assume the Purchased

Assets, free and clear of Encumbrances (other than, in the case of the Property, the Permitted Encumbrances), in consideration of the payment of the Purchase Price. This Agreement shall be completed on the Closing Date at the offices of the Vendor’s Solicitor subject to real property registrations being effected in the appropriate Registry Office.

2.2	Binding Agreement
The agreements of the Vendor and the Purchaser set forth in Section 2.1 create and constitute a binding agreement of purchase and sale for the Purchased Assets in accordance with and subject to the provisions of this Agreement.

2.3	Authorizations
The Vendor shall execute and deliver to the Purchaser, within three (3) days after the Acceptance Date, authorizations prepared by the Purchaser’s Solicitors to Governmental Authorities, in form and substance satisfactory to the Vendor, acting reasonably, necessary to permit the Purchaser to obtain information from the files of such Governmental Authorities relating to the Property, provided that such authorizations shall expressly prohibit and exclude any inspections of the Property by such Governmental Authorities.

2.4	Deliveries
The Vendor shall deliver to the Purchaser within three (3) days after the Acceptance Date, the following documents and files relating to the Purchased Assets, to the extent within the Vendor’s or any of the Vendor’s Affiliate’s possession or control (the “Deliveries”):

(a)
complete copies of all existing surveys, soil tests, engineering reports, geotechnical reports, construction reports, architects’ certificates and reports, health and safety reports, environmental studies, planning reports, traffic studies, marketing studies, all reports or studies with respect to the development of the Property, all applications filed with Government Authorities with respect to the development of the Lands, minutes of any meetings with Government Authorities and residents’ or rate payers’ associations, and like professional and other reports with respect to the Property;

(b)	copies of design plans, drawings, concept plans, site plans and other plans for the Property;

(c)	a copy of any existing survey or surveyor’s real property report for the Property and any area certificate in connection with the Lands;

(d)
any current realty tax assessment notices and tax bills relating to the Property together with reasonable details of any outstanding complaints, applications, reconsiderations of assessments or appeals made by or on behalf of the Vendor or by a municipal tax officer or assessor relating to the assessment of property taxes in respect of the Property including any application to the relevant municipality for a cancellation, reduction or refund of all or a portion of property taxes with respect to the current or prior year, including copies of all files and materials relating to and pending assessment or realty tax appeals and copies of any reports prepared by independent third parties pertaining to realty taxes, or projected realty taxes for the Property;

(e)
details and copies of any outstanding letters of credit or other security or deposits, if any, issued by the Vendor’s bank and currently held by any Governmental Authority to secure the obligations of the Vendor under any development, site plan or other agreement affecting or related to the Property;

(f)	copies of all Contracts;

(g)
copies of work orders, notices, directives or letters of non-compliance issued by any Governmental Authority affecting the Property, if any, including any such items relating specifically to environmental matters, building, zoning, fire, health and elevator inspections, together with copies of any notices or other correspondence with any Governmental Authority in respect of such work orders, notices, directives, licences, permits, consents or authorizations;

(h)	details of any litigation affecting the Purchased Assets, or any of them; and

(i)
such other documents, reports or information relating to the Purchased Assets and the ownership, maintenance or operation thereof as may be reasonably requested by the Purchaser and as may be in the Vendor’s possession or control.

The Vendor shall, on completion of delivery to the Purchaser of all of the Deliveries, provide the Purchaser with a certificate of an officer of the Vendor certifying that all of the Deliveries referred to above, have been delivered to the Purchaser.

2.5	The Purchaser and Vendor acknowledge and agree that, subject to the Purchaser’s right to terminate this Agreement as provided in Section 4.2:

(a)	on the Closing Date, the Vendor shall deliver title to the Property free and clear of any Encumbrances except the Permitted Encumbrances; and

(b)
the Vendor shall be responsible, at its cost, to comply with and clear before Closing, any work orders, notices, directives or letters of non-compliance in respect of the Property, issued by any Governmental Authority having jurisdiction, including those issued after the Acceptance Date.

2.6	Vendor’s Representations
The Vendor hereby represents and warrants to the Purchaser that:

(a)
it is a valid and subsisting corporation under and governed by the laws of Ontario and has the necessary corporate power and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and carry out the transactions contemplated herein and perform its obligations under this Agreement and all agreements contemplated by this Agreement;

(b)	the Vendor is not now, and shall not at Closing be, a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada);

(c)
other than the Contracts or as disclosed by registered title to the Property, there are no leases, licences, subleases or rights to use the Property and there are no agreements or options to lease, or licenses or other rights to use the Property;

(d)
the Vendor is the sole legal and beneficial owner of the Purchased Assets with good and marketable title thereto, free and clear of any Encumbrance whatsoever (other than, in the case of the Property only, any Permitted Encumbrances);

(e)
the execution, delivery and performance by the Vendor of this Agreement does not and will not (i) contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Vendor, (ii) except as expressly contemplated in this Agreement, violate or be in conflict with, or constitute a default under any contract, agreement or instrument to which the Vendor is a party or by which any of the Vendor’s properties or assets are or may be bound and which in any case, would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, (iii) violate or be in conflict with, or constitute a default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over the Vendor and which in any case, would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, (iv) violate or be in conflict with, or constitute a default under any Governmental Authorization issued to the Vendor and which would materially and adversely affect the ability of the Vendor to perform its obligations under this Agreement, or (v) violate any Applicable Law except to the extent that such violation could not reasonably be expected to limit in any material manner the ability of the Vendor to perform its obligations under this Agreement;

(f)
this Agreement has been validly executed and delivered by the Vendor and is a valid and legally binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject to the limitations with respect to enforcement imposed by Applicable Laws in connection with bankruptcy, insolvency, liquidation, reorganization or other laws affecting the enforcement of creditors’ rights generally and subject to the availability of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought;

(g)	other than as set out in Schedule F, the Vendor has received no notice from any Governmental Authority that the Property or any of its current uses do not comply with any Applicable Law;

(h)	to the Vendor's Knowledge, there has been no material non-disclosure by the Vendor of any of the Deliveries;

(i)
except as expressly set out in this Agreement, no Person has any written or oral agreement, option, right or other interest, or any right or interest capable of becoming such, for the purchase, transfer, assignment, pledge, charge, mortgage, lease, license or other disposition or encumbrance of any of the Purchased Assets or any interest therein;

(j)
without limiting the foregoing, the Vendor is the registered and beneficial owner of the Property and has the exclusive right to possess, use and occupy and has good and marketable title in fee simple to all the Property, free and clear of all Encumbrances other than the Permitted Encumbrances. All buildings, structures, improvements and appurtenances situated on the Property are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used, and the Vendor has adequate rights of ingress and egress to the Property in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any Applicable Law, or encroaches on any property owned by any other Person. Without limiting the generality of the foregoing, and in each case to the Vendor’s Knowledge:

(i)
the Property and the current uses thereof comply with all Applicable Laws including those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety, and all Environmental Laws;

(ii)
no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Property or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any Governmental Authority, which alteration, repair, improvement or other work has not been completed, and there is no written notification having been given of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

(iii)
all accounts for work and services performed and materials placed or furnished upon or in respect of the Property at the request of the Vendor or which could give rise to an Encumbrance against the Purchased Assets or the Vendor’s interest in any of the Purchased Assets have been fully paid and satisfied, and no Person is entitled to claim a construction, builders, mechanics or other lien under the Construction Lien Act (Ontario) or any Applicable Law against the Property or any part thereof, other than current accounts in respect of which the payment due date has not yet passed, and no work order, notice, directive or letter of non-compliance as contemplated in Section 2.5(b) has been issued or is pending against all or any part of the Purchased Assets;

(iv)
there is nothing owing in respect of the Property by the Vendor to any Governmental Authority or other Person owning or operating a utility for water, gas, electrical power, steam or hot water, or for the use thereof, other than current accounts in respect of which the payment due date has not yet passed;

(v)
no part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been given or commenced, nor is there any intent or proposal to give any such notice or commence any such proceedings;

(vi)	the Permitted Encumbrances constitute all of the Encumbrances, agreements, indentures and other matters that affect the Property;

(vii)	except as disclosed to or known by the Purchaser, the Property is not currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated; and

(viii)
the Property is fully serviced and has suitable access to public roads, and there are no outstanding levies, charges or fees assessed against the Property by any Governmental Authority (including development or improvement levies, charges or fees).

(k)
the Vendor has received no notice that any expropriation or condemnation proceedings are pending or have been threatened, or that any work order, notice, directive or letter of non-compliance as contemplated in Section 2.5(b) has been issued or is pending, against the Purchased Assets or any part of any of the Purchased Assets;

(l)
there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Vendor’s Knowledge, pending or threatened against or relating to the Vendor, the Project or the Purchased Assets before any Governmental Authority, which, if determined adversely to the Vendor, would,

(i)	enjoin, restrict or prohibit the sale by the Vendor of all or any part of the Purchased Assets as contemplated by this Agreement, or

(ii)	delay, restrict or prevent the Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and to the Vendor’s Knowledge there is no existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(m)
there are no Claims, investigations or other proceedings, including appeals and applications for review, before any Governmental Authority in progress or, to the Vendor’s Knowledge, pending or threatened against or relating to or affecting the Purchased Assets, or that would materially interfere with the use and enjoyment of all or any part of the Purchased Assets, or that could result in a Material Adverse Change in respect of the Purchased Assets, or which could affect the Vendor’s right to own, occupy and operate the Purchased Assets. To the Vendor’s Knowledge, there are no grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(n)
except as expressly contemplated in this Agreement, no approval, order, consent of, or filing with, any Governmental Authority or Person is required in connection with the execution, delivery and performance by the Vendor of this Agreement or the performance of the Vendor’s obligations under this Agreement;

(o)	Environmental: With respect to environmental matters:

(i)
other than as set out in Schedule F, the Vendor has not received any notice that the Purchased Assets are or have been used in non-compliance with Environmental Laws and, to the Vendor’s Knowledge, since May 25, 2004 no event has occurred that would result in such non-compliance with Environmental Laws;

(ii)
the Vendor has not used or permitted to be used, except in compliance with all Environmental Laws, the Property to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(iii)
in each case to the to the Vendor’s Knowledge, since May 25, 2004 no Hazardous Substance has been present, at, on, in, under or near the Property exceeding levels permitted under Environmental Laws, nor is any Hazardous Substance being, nor has any Hazardous Substance been from such date, Released at, on, in, under or near the Property exceeding levels permitted under Environmental Laws, and, since May 25, 2004, no part of the Property has been or is being used as a landfill or waste site;

(iv)
other than as set out in Schedule F, to the Vendor’s Knowledge there are no licences, permits, approvals, consents, certificates, registrations or other authorizations under Environmental Laws required in respect of the Property which have not been obtained and maintained in good standing;

(v)	the Vendor has never been prosecuted for non‑compliance with any Environmental Laws, nor has the Vendor settled any allegation of non‑compliance with any Environmental Laws short of prosecution;

(vi)
other than as set out in Schedule F, to the Vendor’s Knowledge there is no pending or threatened action, investigation, proceeding, notice, order, direction, judgment, claim, request for information, complaint, demand, administrative inquiry, or penalty under or in respect of any Environmental Laws and relating to or affecting the Vendor or the Property that, (A) alleges a violation by or liability pursuant to any Environmental Laws, (B) results from the presence or Release of any Hazardous Substance, (C) requires any work, repairs or construction or capital expenditures to be made to or with respect to any of the Property, nor (D) could otherwise impede the development, ownership or operation of the Property;

(vii)
the Vendor has delivered or made available to the Purchaser true and complete copies of all written communications of a material nature dated prior to the date hereof between the Vendor and any Governmental Authority under or relating to any Environmental Laws and pertaining to the Property or the Purchased Assets, if any, and will deliver or make available to the Purchaser forthwith any such written communications received by the Vendor after the date hereof and prior to the Closing;

(viii)
to the Vendor’s Knowledge, since May 25, 2004 there have been no events, conditions, or circumstances that could form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any Person or Governmental Authority for which the Vendor could be held liable, with respect to any Hazardous Substances relating to or affecting the Property;

(ix)
since May 25, 2004 the Vendor has not installed, deposited or placed, (A) any underground or surface storage tanks or petroleum based substances in or on the soil or subsoil of the Lands or in the ground water exceeding, in the case of petroleum based substances, levels permitted under Environmental Laws, (B) any urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls or radioactive substances on or in the Property exceeding levels permitted under Environmental Laws; and

(x)
to the Vendor’s Knowledge there are no environmental diligence reports, environmental impact assessments, or any other environmental reports including consultant reports and other materials relating to the Property other than the Environmental Reports, a complete copy of each of which has been delivered to the Purchaser;

(p)
to the Vendor's Knowledge there is no and has never been any claim, assertion or demand, written or oral, whether proven or unproven, made by any Aboriginal Group, or any person acting on behalf of any Aboriginal Group in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Property, and has disclosed to the Purchaser all written correspondence, notices, minutes of meetings and other documents as well as material oral communications of which the Vendor is aware, from or involving any

Aboriginal Group or any person acting on behalf of any Aboriginal Group relating to the Vendor or the Property;

(q)	the Contracts are all of the contracts which relate to the Property to which the Vendor is a party;

(r)
each Contract is in full force and effect in all material respects, is unamended, and no default has occurred thereunder which is outstanding or which would prevent the exercise of any options, rights of renewal or extension contained therein; and

(s)
it is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing.

The representations and warranties contained in this Section 2.6 shall survive Closing for a period of one year.

2.7	Purchaser Representations
Each Purchaser jointly and severally hereby represents and warrants to the Vendor that:

(a)
it is a valid and subsisting corporation under and governed by the laws of the Province of Ontario and has the necessary corporate power and capacity to enter into this Agreement and all other agreements contemplated by this Agreement and carry out the transactions contemplated herein and perform its obligations under this Agreement and all agreements contemplated by this Agreement;

(b)
the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Purchaser and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general equitable principles;

(c)
the execution, delivery and performance by the Purchaser of this Agreement does not and will not (i) contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Purchaser, (ii) violate or be in conflict with, or constitute a default under any contract, agreement or instrument to which the Purchaser is a party or by which any of the Purchaser’s properties or assets are or may be bound and which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, (iii) violate or be in conflict with, or constitute a default under any judgement, decree, order or award of any Governmental Authority having jurisdiction over the Purchaser and which in any case, would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement,

(iv) violate or be in conflict with, or constitute a default under any Governmental Authorization issued to the Purchaser and which would materially and adversely affect the ability of the Purchaser to perform its obligations under this Agreement, or (v) violate any Applicable Law except to the extent that such violation could not reasonably be expected to limit in any material manner the ability of the Purchaser to perform its obligations under this Agreement;

(d)
it is not insolvent and has not committed any act of bankruptcy, proposed any compromise or arrangement or taken any proceedings with respect thereto and no encumbrancer or receiver has taken possession of any of its property nor is any of the foregoing pending nor has any of the foregoing been threatened in writing;

(c)
there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the Purchaser's Knowledge, pending or threatened against or relating to the Purchaser before any Governmental Authority, which, if determined adversely to the Purchaser, would,

(i)	enjoin, restrict or prohibit the purchase by the Purchaser of all or any part of the Purchased Assets as contemplated by this Agreement; or

(ii)	delay, restrict or prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement, and the Purchaser has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success;

(e)
except as expressly contemplated in this Agreement, no approval, order, consent of, or filing with, any Governmental Authority or Person is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the performance of the Purchaser’s obligations under this Agreement; and

(f)
no Person acting on behalf of the Purchaser is or will be entitled to any brokerage fee, commission, finder’s fee or financial advisory fee from the Vendor in connection with the transactions contemplated in this Agreement.

2.8	Confidentiality

(a)
Until Closing (and in the event this Agreement is terminated for any reason other than its completion, then also from and after such termination), the Purchaser shall keep confidential all information, documentation and records obtained from the Vendor or its consultants, agents, advisors or solicitors with respect to the Property as well as any information arising out of the Purchaser’s access to the Vendor’s records and the Property and the Purchaser’s own due diligence with respect thereto (collectively, the “Confidential Information”). Save and except as otherwise permitted in this Agreement, the Purchaser shall not use any Confidential Information for any purposes not related to this transaction or in any way detrimental to the Vendor.
Nothing herein contained shall restrict or prohibit the Purchaser from disclosing the Confidential Information to its consultants, agents, advisors, investors, prospective lenders, assignees and solicitors (the “Purchaser Parties”) as long as the Purchaser agrees that it shall be responsible and liable to the Vendor for such Person’s non-disclosure of the Confidential Information.

(b)	The Confidential Information referred to in this Section shall not include:

(i)	public information or information in the public domain at the time of receipt by the Purchaser;

(ii)	information which becomes public through no fault or act of the Purchaser or the Purchaser Parties;

(iii)	information required to be disclosed by law; or

(iv)	information received in good faith from a third party lawfully in possession of the information and not in breach of any confidentiality obligations.

(c)
If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Vendor all Confidential Information (other than the Purchaser’s notes and due diligence materials) and similar material including all copies, and shall destroy all of the Purchaser’s notes and due diligence materials containing Confidential Information related to this transaction and shall provide to the Vendor a certificate of an officer of the Purchaser certifying that all such material has either been returned or destroyed. In the event of litigation between the Vendor and Purchaser, the Purchaser shall not be precluded from disclosing such Confidential Information as may be pertinent as part of any such proceedings.

(d)
If the Purchaser or any Purchaser Party is compelled to disclose Confidential Information to any court or tribunal or else stand liable for contempt or suffer other censures or penalty, it may disclose same without liability hereunder provided that where feasible it shall give the Vendor advance written notice, sufficient to allow the Vendor to bring injunctive proceedings to attempt to prevent disclosure of the information to be disclosed and, at the request of the other party, shall seek to obtain assurances that such information will be accorded confidential treatment.

2.9	Searches and Examination
The Vendor will permit the Purchaser, its agents and representatives to carry out, at the Purchaser’s sole expense and risk, such tests and investigations (including physical tests and investigations, soil tests and environmental audits) and inspections as the Purchaser may deem necessary with respect to the Property, and the operation and maintenance thereof and the Vendor shall in that regard provide the Purchaser and its agents and representatives such reasonable access to the Property and to the Vendor’s books, records and files relating to the ownership, development, maintenance, management and operation of the Property as are required to give effect to the foregoing, provided that any damage to any of the Property caused by such tests and inspections will be promptly repaired by the Purchaser and the Purchaser will indemnify and save the Vendor harmless from all losses, costs, Claims, third party actions, damages and expenses which the Vendor may suffer as a result of the said inspections.
ARTICLE 3    -
PURCHASE PRICE, ADJUSTMENTS AND CLOSING DATE

3.1	Payment of Purchase Price
The Purchase Price shall be satisfied by the Purchaser making payment to the Vendor, or as the Vendor may direct in writing, by certified cheque, negotiable bank draft or wire transfer of immediately available funds of the Purchase Price on Closing, subject to the Adjustments.

3.2	General Adjustments
The adjustments (herein referred to as the “Adjustments”) shall include all realty taxes, local improvement rates and charges, water and assessment rates, utility deposits, amounts prepaid under Contracts, security deposits and other adjustments established by usual practice for the purchase and sale of similar properties. In addition, the Adjustments shall include the other matters referred to in this Agreement which are stated to be the subject of adjustment and shall exclude the other matters in this Agreement which are stated not to be the subject of adjustment.
Adjustments shall be made as of the Adjustment Date. From and after the Closing Date, the Purchaser shall be responsible for all expenses in respect of, and shall be entitled to all income from the Purchased Assets. The Vendor shall be responsible for all expenses and entitled to all income from the Purchased Assets for that period ending on the Adjustment Date.
If any item subject to adjustment cannot be determined on Closing, an estimate shall be made by the Vendor and the Purchaser, acting reasonably, for purposes of Closing and a final adjustment shall be made when the particular item can be determined. All claims for readjustment must be made within a one hundred and eighty (180) day period following Closing; provided, however, that after the expiry of the relevant period, the adjustments made by the Vendor and Purchaser shall be final and binding. The provisions of this Section 3.2 shall not merge on, but shall survive Closing.

3.3	Closing Date
The date of Closing (the “Closing Date”) shall be the same date as the “Closing Date” as defined in the Asset Purchase Agreement. If the Asset Purchase Agreement is terminated by either the Purchaser identified therein pursuant to Article 4 of the Asset Purchase Agreement, or by the Vendor identified therein pursuant to Article 5 of the Asset Purchase Agreement, then either Party may terminate this Agreement forthwith upon written notice to the other Party.

ARTICLE 4    -
CONDITIONS PRECEDENT

4.1	Condition Precedent for Vendor
The obligation of the Vendor to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the condition precedent that by Closing:

(a)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed in all material respects; and

(b)	on Closing, the Purchaser’s representations and warranties contained set out in Section 2.7 hereof shall be true and correct in all material respects; and

(c)	the transactions of purchase and sale contemplated by the Asset Purchase Agreement shall have been completed.
The conditions precedent set forth in this Section 4.1 are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor by Notice to the Purchaser prior to Closing.

4.2	Conditions Precedent for Purchaser
The obligation of the Purchaser to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the following conditions precedent:

(j)	by Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects;

(k)	by Closing, the Vendor shall have, at its sole cost and expense, discharged and removed all Encumbrances from the Purchased Assets save for the Permitted Encumbrances in respect of the Property;

(l)	on Closing, the Vendor’s representations and warranties contained set out in Sections 2.6 hereof shall be true and correct in all material respects;

(m)	the transactions of purchase and sale contemplated by the Asset Purchase Agreement shall have been completed; and

(n)	on Closing, no Material Adverse Change shall have occurred with respect to the physical or environmental condition of the Property.

The conditions precedent set forth in this Section 4.2 are for the benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by Notice to the Vendor prior to the applicable date set forth above for the waiver or satisfaction of each such condition.

4.3	Non-Satisfaction of Conditions Precedent
    If by Closing, the party having the benefit of the condition precedent set out in Section 4.1 or 4.2, respectively, has not given Notice to the other that such condition precedent has not been satisfied, then such condition precedent shall be deemed to have been waived.

4.4	Title Requisitions
The Vendor and Purchaser acknowledge and agree that if, prior to March 30, 2013, the Purchaser delivers to the Vendor in writing any valid and material objection or requisition as to the title of the Property or to the fact that the present uses of the Property may not be lawfully continued which the Vendor is unable (despite the application of all commercially reasonable efforts) to satisfy and which the Purchaser will not waive, then the Purchaser shall have the right by delivery of Notice to the Vendor to declare this Agreement null and void, in which the Parties shall have no further obligations or liabilities hereunder save for those specified to survive termination. Save for any requisitions made by such date and any requisitions made thereafter going to the root of title, the Purchaser shall be deemed to have accepted the state of the Vendor’s title to the Property, subject only to the following. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that title to the Property will be subject only to the Permitted Encumbrances and the Purchaser agrees to accept title to the Property subject only to the Permitted Encumbrances, provided, however, that all terms thereof, and in particular all of the Vendor’s obligations thereunder have been observed and complied with to Closing. The Vendor covenants and agrees with the Purchaser to discharge at its expense all Encumbrances registered against title to the Property on Closing (other than the Permitted Encumbrances).
ARTICLE 5    -
CLOSING DOCUMENTS

5.1	Vendor’s Closing Documents
On or before Closing, subject to the provisions of this Agreement, the Vendor shall prepare and execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser the following:

(o)
a registerable Transfer/Deed of the Vendor’s interest in the Property in favour of the Purchaser, free and clear of Encumbrances except for Permitted Encumbrances, which will be registered on title, in form acceptable for registration; such deed will comply with the subdivision control provisions of the Planning Act (Ontario) and contain statements contemplated in Clauses 50(22)(a) and (b) of the Planning Act (Ontario) (the “Deed”);

(p)	a direction as to the payee or payees of the Purchase Price;

(q)	a statement of adjustments to be delivered at least five (5) Business Days before Closing;

(r)	an undertaking by the Vendor to re-adjust the Adjustments;

(s)	all third party consents and approvals, if any, required by the Vendor for the transfer of the Purchased Assets;

(t)
a certificate of an officer of the Vendor confirming that all of the representations and warranties of the Vendor set out in Section 2.6 hereof remain true and correct in all material respects with effect as of the Closing Date;

(u)
an assignment of the Vendor’s interest in the Contracts together with whatever consents may be required (which assignment will contain the Vendor’s indemnity for all matters prior to the Closing Date and the Purchaser’s indemnity for all matters after the Closing Date);

(v)
a statutory declaration of a senior officer of the Vendor (without personal liability) as to possession of the Property in the form prepared by the Purchaser’s Solicitors and approved by the Vendor’s Solicitors, both acting reasonably; and

(w)	such further documentation relating to the completion of the transaction contemplated in this Agreement as shall be requested by the Purchaser, acting reasonably.
All documentation shall be in form and substance acceptable to the Purchaser and the Vendor each acting reasonably and in good faith, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

5.2	Purchaser’s Closing Documents
On or before Closing, subject to the provisions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor’s Solicitors the following:

(c)	the Purchase Price;

(d)	an undertaking by the Purchaser to re-adjust the Adjustments;

(e)
an assumption of the Vendor’s interest in the Contracts together with whatever consents may be required (which assignment will contain the Vendor’s indemnity for all matters prior to the Closing Date and the Purchaser’s indemnity for all matters after the Closing Date);

(f)
a certificate of an officer of the Purchaser confirming that all of the representations and warranties of the Purchaser set out in Section 2.7 hereof remain true and correct in all material respects with effect as of the Closing Date;

(g)	the HST Undertaking and Indemnity; and

(h)	such further documentation relating to the completion of the transaction contemplated in this Agreement as shall be requested by the Vendor, acting reasonably.
All documentation shall be in form and substance acceptable to the Purchaser and the Vendor each acting reasonably and in good faith, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

5.3	Electronic Registration
In the event that the electronic registration system (“TERS”) is operative in the Registry Office, then the Vendor and the Purchaser shall each be obliged to retain a solicitor who is both an authorized TERS user and is in good standing with the Law Society of Upper Canada to represent the Vendor and the Purchaser, respectively, in connection with the completion of the transaction and shall authorize their solicitor to enter into a document registration agreement with the other party’s solicitor in the customary form (the “DRA”), establishing the procedures and timing for completing this transaction.

5.4	Registration and Other Costs
The Vendor shall be responsible for the costs of the Vendor’s Solicitor in respect of this transaction. The Purchaser shall be responsible for the costs of the Purchaser’s Solicitors in respect of this transaction. The Purchaser shall be responsible for and pay any land transfer taxes or deed transfer taxes payable on the transfer of the Purchased Assets, all registration fees payable in respect of registration by it of any documents on Closing (other than discharges of Encumbrances which are required to be made by the Vendor, which shall be the responsibility of the Vendor) and all federal and provincial sales and other taxes payable by a purchaser upon or in connection with the conveyance or transfer of the Property, including HST pursuant to the Excise Tax Act (Canada).
Without limiting the generality of the foregoing, the Purchaser acknowledges that in the event any HST is exigible in connection with the transaction contemplated herein, such HST shall be in addition to the Purchase Price. The Purchaser and Vendor acknowledge and agree that the Purchaser shall not be required to pay, or the Vendor to collect and remit, any HST exigible in connection with this transaction provided that the Purchaser on Closing, provides to the Vendor the HST Undertaking and Indemnity. This Section 5.4 shall survive and not merge on Closing.
ARTICLE 6    -
OPERATION UNTIL CLOSING

6.1	Operation Before Closing
During the Interim Period, the Vendor shall operate the Property in accordance with sound business and management practices as would a prudent owner of comparable properties and will carry out all routine day to day repairs and maintenance thereof as would a prudent owner of similar property.

6.2	Damage Before Closing
The interest of the Vendor in and to the Property shall be at the risk of the Vendor until Closing. In the event that any loss of or damage to the Property the cost of repair of which would exceed $10,000 (such loss or damage and repair cost to be determined by the Vendor’s arm’s length, independent architect, engineer or other qualified expert retained for the purpose), occurs before Closing which the Vendor has not covenanted to repair by the Closing Date or to adjust for, or in respect of which the Purchaser is not prepared to accept such Vendor’s covenant to repair or adjust, then the Purchaser, within ten (10) days after disclosure to the Purchaser by the Vendor of the loss or damage and the extent thereof and the Vendor’s concurrent Notice that it does or does not intend to repair or adjust, at its option shall by Notice to the Vendor either: (i) elect to complete the purchase of the Property in which event the Purchaser shall be entitled to the proceeds of insurance in respect of the loss or damage and the Vendor shall pay any deductibles in respect of such loss or damage, or (ii) elect not to complete the purchase of the Property in which case this Agreement shall be terminated and of no further force and effect.
In the event of loss or damage to the Property, the cost of repair of which is less than or equal to $10,000 then the Purchaser shall have no right to terminate this Agreement, the Vendor shall pay any deductibles in respect of such loss or damage, the Purchaser shall be entitled to all proceeds of insurance in respect of such loss or damage, and the parties shall complete the within transaction with respect to the Property.
ARTICLE 7    -
GENERAL

7.1	Gender and Number and Captions and Headings
Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders, all as the gender and the number of parties shall require in the context. The captions and headings contained herein are for reference only and in no way effect this Agreement or its interpretation.

7.2	Obligations as Covenants
Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

7.3	Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto and shall be treated in all respects as an Ontario contract.

7.4	Currency
All reference to currency in this Agreement shall be deemed to be reference to Canadian dollars.

7.5	Invalidity
If any provision contained in this Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected, and each provision of this Agreement shall be separately valid and enforceable to the fullest extent permitted by law. To the extent permitted by Applicable Laws, the parties hereto waive any provision of Applicable Laws which renders any provision of this Agreement invalid or unenforceable in any respect. The parties hereto shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces Amendment of Agreement

7.6	Time of the Essence
Time shall be of the essence of this Agreement. Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. The time limit for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the parties or by their respective solicitors. All references to specific times in this Agreement shall be to Toronto time.

7.7	Further Assurances
Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

7.8	Entire Agreement
This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the parties hereto constitute the entire agreement between the parties hereto pertaining to the agreement of purchase and sale provided for herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement or the Schedules attached hereto.

7.9	Waiver
No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided in writing.

7.10	Solicitors as Agents and Tender
Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser’s Solicitors on behalf of the Purchaser and by the Vendor’s Solicitors on behalf of the Vendor and any tender of Purchase Price and the Purchaser’s Closing Documents may be made upon the Vendor’s Solicitors and upon the Purchaser’s Solicitors, as the case may be.

7.11	Merger
Except as otherwise expressly set out herein, this Agreement shall merge with the Closing of the transaction contemplated herein.

7.12	Successors and Assigns
All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

7.13	Assignment
The Vendor shall not have no right to assign its rights and/or obligations hereunder. The Purchaser shall be entitled on Notice to the Vendor, but without the Vendor’s approval or consent, to assign the Purchaser’s right, title and interest in this Agreement and the Purchased Assets, in whole or in part, to one or more assignees and as of the date of delivery of such Notice to the Vendor, the Purchaser shall be deemed to have been released from all of its covenants and obligations herein contained.

7.14	Notice
Any notice, demand, approval, consent, information, agreement, offer, request or other communication (herein referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery during regular business hours on any Business Day or by facsimile transmission, addressed or sent as set out below or to such other address or number as may from time to time be the subject of a Notice:

(a) (i) Vendor:	c/o Schneider Power Inc. Brookfield Place 161 Bay Street, 27th Floor Toronto, ON M5J2S1 Attention: Thomas Schneider Facsimile: (416) 847-3729 Email: t.s@schneiderpower.com
(ii) with a copy to::
Quantum Fuel Systems Technologies Worldwide, Inc. Attention: Kenneth R. Lombardo Facsimile: (586) 948-9537 Email: klombardo@qtww.com
(b) (i) Purchaser:	147 Mahood Johnston Drive Kincardine, Ontario N2Z 3A2 Attention: President Facsimile: 519-396-3690 Email: chuckedey@leaderwind.com

(ii) with a copy to the Purchaser’s Solicitors:
40 King Street West, Suite 3100 Toronto, ON M5H 3Y2 Attention: Greg Farano Facsimile: 416-865-6636

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by facsimile transmission shall be deemed to have been validly and effectively given and received on the Business Day it was sent unless the confirmation of transmission was after 5:00 p.m. in which case it shall be deemed to have been received on the next following Business Day.

7.15	Effect of Termination of Agreement
Notwithstanding the termination of this Agreement for any reason, the confidentiality provisions contained in Section 2.7 of this Agreement shall survive Closing and shall remain in full force and effect.

7.16	Reference to Statutes
Except as otherwise provided in this Agreement, references to any statute in this Agreement shall be deemed to be a reference to such statute and any and all regulations from time to time promulgated thereunder and to such statute and regulations as amended or re-enacted from time to time. Any reference in this Agreement to a specific section or sections, paragraph or paragraphs or clause or clauses of any statute or regulations promulgated thereunder shall be deemed to include a reference to any corresponding provision of future law.

7.17	Planning Act (Ontario)
This Agreement shall only be effective to create an interest in real property if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with before the Closing Date.

7.18	Public Notices
No press release or other announcement concerning the transaction contemplated by this Agreement will be made by the Vendor or by the Purchaser without the prior written consent of the other, except that the Vendor may make public disclosure of this Agreement and the transactions contemplated herein as required by any Applicable Law or the rules or regulations of any stock exchange.

7.19	Commissions
The Vendor agrees that it is responsible to pay any broker any fees or commissions in respect of the purchase and sale of the Purchased Assets and to indemnify the Purchaser in respect of any claims or demands thereof.

7.20	Facsimiles and Electronic Transmission
All parties agree that this Agreement may be transmitted by facsimile or other electronic transmission (email) and that the reproduction of signatures by way of facsimile or PDF will be treated as though such reproduction were executed originals and each party undertakes to provide the other with a copy of this Agreement bearing original signatures within a reasonable time after the date of execution.

7.21	Counterparts

This Agreement may be executed in several counterparts, and each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and, notwithstanding their date of execution, shall be deemed to bear date as of the date first written above.
[The remainder of this page has been left intentionally blank.]
IN WITNESS WHEREOF the Vendor and Purchaser have executed this Agreement as evidenced by their property authorized officers as of the day and year first above written.

1604718 ONTARIO LTD.

Per:	/s/ Charles Edey
Name: Charles Edey
Title: President
I have authority to bind the Corporation

LEADER RESOURCES SERVICES CORP.

Per:	/s/ Charles Edey
Name: Charles Edey
Title: President
I have authority to bind the Corporation

SCHNEIDER POWER INC.

Per:	/s/ Thomas Schneider
Name: Thomas Schneider
Title: President
I have authority to bind the Corporation

SCHEDULE A
LEGAL DESCRIPTION OF LANDS
Firstly: PIN #47113-0206; PT LTS 3 and 4, Concession 10 Campbell as in RM76259; S/T RM77865; Central Manitoulin
Secondly: PIN #47113-0280; LTS 4 and 5, Concession 11, Campbell EXCEPT T14583; S/T RM77865; Central Manitoulin

SCHEDULE B
PERMITTED ENCUMBRANCES
Specific Permitted Encumbrances

1.	Instrument No. T12554, registered January 5, 1970 is an Order made under the Planning Act to designate the Lands in subdivision control.

2.
Instrument No. T19740, registered March 21, 1974 is an Order made under the Planning Act on March 13, 1974 for Part of the District of Manitoulin to annex Planning/Building Restrictions as more particularly set out therein.

3.	Instrument No. RM77865, registered March 30, 2007 is a Transfer of Easement in favour of Schneider Power Providence Bay Inc. over all of the Lands.

4.	Instrument No. RM77906, registered April 10, 2007 is a Charge of the easement described in #3 above securing the principal amount of $2,700,000 in favour of Credit Union Central of Ontario Limited.

5.	Instrument No. RM77907, registered April 10, 2007 is a Notice of Security Interest in favour of Credit Union Central of Ontario Limited.
Note: This relates to a security agreement and relates to Lots 4 and 5, Concession 11 save and except PTS 8 and 10 on T9212, Township of Campbell only and is specifically related to Wind Turbine Generator Type ENERCON E-48, Serial Numbers 48758 (WTG1) and Wind Turbine Generator Type ENERCON E-48, Serial Number 48759 (WTG2) as located on these lands.

6.	Instrument No. RM83440, registered February 11, 2010 is a Transfer of Charge RM77865 (and RM77906) in favour of Credit Union Central of British Columbia.

7.	Instrument No. RM83441, registered February 11, 2010 is an Assignment of Notice of Security Interest in favour of Credit Union Central of British Columbia.
General Permitted Encumbrances

1.	The limitations, exceptions, qualifications and reservations contained in the Land Titles Act (Ontario);

2.
Privileges or liens for taxes (which term includes charges, levies, rates, transfer taxes and assessments), utilities (including levies or imposts for sewers and other municipal utility services) and governmental charges not yet due.

3.
Unregistered, undetermined or inchoate liens and charges incidental to construction, maintenance, use or operation, a claim for which shall not at the time have been registered against the Property and of which notice shall not at the time have been given to the Vendor.

4.
Permits, reservations, covenants, servitudes, watercourse, right of water, right of access or user licenses, agreements, easements, rights-of-way and rights in the nature of easements (including, without in any way limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for railways, sidewalks, public ways, sewers, drains, gas and oil pipelines, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables and the supply of utilities to the Property or adjacent properties) provided that the same are in good standing and will not materially and adversely impair or interfere with the value, marketability or use of the Property.

5.	Encroachments, title defects or irregularities which are of a minor nature and which will not adversely impair or interfere with the value, marketability or use of the Property.

6.
Any subdivision, site plan, development, servicing and other similar agreements with a Governmental Authority, provided same have been complied with in all respects and which will not adversely impair or interfere with the value, marketability or use of the Property.

SCHEDULE C
FORM OF HST UNDERTAKING AND INDEMNITY
TO:        [Name of Vendor]

AND TO:    [Name of Vendor’s Solicitors]

RE:	_________________ (the “Vendor”) sale to __________________ (the “Purchaser”) the lands [and building] described on Schedule “A” (the “Lands”)

The undersigned hereby declares and agrees as follows:

(a)	it is purchasing the Lands as principal for its own account and same is not being purchased by the Purchaser as an agent, trustee or otherwise on behalf of or for another person;

(b)
it is registered under Subdivision d of Division of V of Part IX of the Excise Tax Act (Canada) (the “Act”) for the collection and remittance of goods and services tax (“HST”); its registration number is [●]; and such registration is in good standing and has not been revoked;

(c)
it shall be liable, shall self-assess and remit to the appropriate Governmental Authority (as defined in the Agreement of Purchase and Sale between the Vendor and the Purchaser with respect to the Lands) all HST which is payable under the Act in connection with the transfer of Lands all in accordance with the Act; and

(d)
it shall indemnify and save harmless the Vendor from and against any and all HST, penalties, costs and/or interest which may become payable by or assessed against the Vendor as a result of any failure by the Purchaser to comply with the provisions of this Undertaking and Indemnity.

Dated as of the day of , 201[●].
[NAME OF PURCHASER]
By: __________________________
Name:
Title:

By: __________________________
Name:
                                Title:
We have authority to bind the Corporation

SCHEDULE D
CONTRACTS

1.	All Contracts described on Schedule 2.1(d) of the Asset Purchase Agreement to the extent that they relate to the Property.

2.
Verbal oral arrangement between Vendor and Schneider Power Inc. and Dave McDermitt (a local farmer) under which Mr. McDermitt agreed to reseed the south side of the Property in exchange for the right to cultivate and remove the hay from such portion of the Property.

SCHEDULE E
ENVIRONMENTAL REPORTS
Items available on Box.net for review at Providence Bay – Spring Bay Wind Farm/Environmental Assessment:

Under Federal EA:	1. “Extract of Test Report” for sound 20 September 2006, MÜLLER-BBM
2. “Sound emission measurement according to IEC 61400-11” 05 June 2005, MÜLLER-BBM
3. “Environmental Assessment Screening Report for the Providence Bay/Spring Bay Wind Farm” August 2009, Natural Resources Canada
4. “Providence Bay – Spring Bay Wind Farm Post Construction Mitigation Plan for Interference with CBC/Radio-Canada Television Services” February 2009, Schneider Power Inc.

Under Provincial EA:	1. “Providence Bay – Spring Bay Wind Farm Post Construction Monitoring Protocol” (Bird Monitoring) December 2008, Schneider Power Inc.
2. “Providence Bay – Spring Bay Wind Farm Update to the November 2005 EIS/ESR” December 2008, Schneider Power Inc.
3. “EIS-ESR Appendix D MOE Noise Impact Assessment Summary” and “EIS-ESR Appendix E Wind Turbine Description” November 2005; MacViro Consultants Inc.
4. “EIS-ESR Appendix C Additional Environmental Studies” November 2005; MacViro Consultants Inc.
5. “EIS-ESR Appendix A Ontario Ministry of the Environment Screening Criteria” and “EIS-ESR Appendix B Public and Agency Consultations” November 2005; MacViro Consultants Inc.
6. “Environmental Impact Statement – Environmental Screening Report (EIS-ESR) for the Providence Bay – Spring Bay Wind Farm” November 2005; MacViro Consultants Inc.
7. “Providence Bay – Spring Bay Wind Farm Post Construction Follow up Plan” Revised August 2009, Schneider Power Inc.

8. “Providence Bay - Spring Bay Wind Farm Noise Monitoring and Complaint Resolution Plan” July 2009, Schneider Power Inc.
9. “Stage 2 Archaeological Resource Assessment Spring Bay and Providence Bay Wind Farms” November 2004, Scarlett Janusas Archaeological and Heritage Consulting and Education.
10. “Providence Bay – Spring Bay Wind Farm Post-Construction Commitments” November 2010, Schneider Power Inc.
11. “Amendment to the Acoustic Assessment Report” (for Vestas Turbines) February 2nd, 2010 Aercoustics Engineering Ltd.

SCHEDULE F
NOTICES

1.
Schneider Power Providence Bay Inc. has not performed a post-construction monitoring for birds and bats mortality as required by the Natural Resources of Canada in connection with the ecoENERGY for Renewable Power Program.